T:\flh\SeriesNSARGT.doc





     This report is signed on behalf of the
Registrant in the City of Newark and State of New Jersey on the 27th day of February, 1998.



                The Prudential Series Fund, Inc.





Witness: /s/ Caren Cunningham______
By: /s/ Grace Torres____
     Caren Cunningham                   Grace
Torres
     Assistant Secretary
Treasurer